As filed with the Securities and Exchange Commission on August 7, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MEDALLION FINANCIAL CORP.

(Exact Name of registrant as specified in its charter)

Delaware	04-3291176
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

437 Madison Avenue, 38th Floor

New York, New York 10022

(Address, including Zip Code, of Principal Executive Offices)

Medallion Financial Corp. 2018 Equity Incentive Plan

(Full title of the plan)

Marisa T. Silverman, Esq.

Chief Compliance Officer, General Counsel and Secretary

Medallion Financial Corp.

437 Madison Avenue, 38th Floor

New York, New York 10022

(212) 328-2100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey S. Hochman, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Medallion Financial Corp. (the “Registrant”) previously filed with the Securities and Exchange Commission (the “Commission”) Registration Statements on Form S-8 relating to the Medallion Financial Corp. 2018 Equity Incentive Plan, as amended (the “2018 Plan”) on July 11, 2018 (File No. 333-226130), June 26, 2020 (File No. 333-239476), and July 13, 2022 (File No. 333-266118) (collectively, the “Prior Registration Statements”). This Registration Statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering an additional 2,000,000 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), to be issued pursuant to the 2018 Plan. This Registration Statement relates to securities of the same class as that to which the Prior Registration Statements relate, and is submitted in accordance with General Instruction E of Form S-8 regarding Registration of Additional Securities. Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated by reference into this Registration Statement and made part of this Registration Statement, to the extent not otherwise amended or superseded by the contents hereof.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Section 428 under the Securities Act and the instructions to Form S-8 and instead will be delivered, pursuant to Rule 428 under the Securities Act, to each participant in the 2018 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission under the Securities Act or the Securities Exchange Act of 1934, as amended (“Exchange Act”), are incorporated herein by reference and made a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 13, 2025;

(b)

The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025, filed with the Commission on May 6, 2025, and June 30, 2025, filed with the Commission on August 5, 2025;

(c)	The Registrant’s Current Report on Form 8-K filed with the Commission on June 12, 2025;

(d)

The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 from the Registrant’s Definitive Proxy Statement, as amended, on Schedule 14A for the Registrant’s 2025 Annual Meeting of Shareholders filed with the Commission on April 30, 2025 (other than information furnished rather than filed); and

(e)

The description of the Common Stock, incorporated by reference into the Registrant’s Registration Statement on Form 8-A, filed pursuant to the Exchange Act on February 26, 1996, as updated by Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on March 10, 2023, together with any other amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of the post-effective amendment that indicates that all Common Stock offered hereby has been sold or which deregisters such Common Stock then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or so superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants the Registrant the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in our right where the person involved is adjudged to be liable to the Registrant except to the extent approved by a court. Article TENTH of the Registrant’s certificate of incorporation as currently in effect provides that the Registrant shall, to the fullest extent permitted by the DGCL, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was, or has agreed to become, the Registrant’s director or officer, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in Article TENTH is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of shareholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons. Article TENTH permits the board of directors to authorize the grant of indemnification rights to the Registrant’s other employees and agents and such rights may be equivalent to, or greater or less than, those set forth in Article TENTH.

Article V, Section 2 of the Registrant’s by-laws provides that the Registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was the Registrant’s director, officer, employee or agent, or is or was serving at the Registrant’s request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against and incurred by such person in any such capacity.

Pursuant to Section 102(b)(7) of the DGCL, Article NINTH of the Registrant’s certificate of incorporation eliminates a director’s personal liability for monetary damages to the Registrant and its shareholders for breaches of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is not then permitted under the DGCL.

The Registrant’s by-laws and certificate of incorporation provide indemnification to the maximum extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the Registrant’s directors, officers and controlling persons pursuant to the provisions described above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of an action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant has purchased insurance on behalf of the Registrant’s directors and officers for liabilities arising out of their capacities as such.

Item 8.	Exhibits

Exhibit No.

4.1

Restated Medallion Financial Corp. Certificate of Incorporation (filed as Exhibit 3.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 000-27812) and incorporated by reference herein).

4.2

Amendment to Restated Certificate of Incorporation (filed as Exhibit 3.1.1 to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998 (File No. 000-27812) and incorporated by reference herein).

4.3

Third Amended and Restated By-Laws of Medallion Financial Corp., as amended and restated as of August 8, 2024 (filed as Exhibit 3.1 to the Current Report on Form 8-K filed on August 12, 2024 (File No. 001-37747) and incorporated by reference herein).

4.4

Medallion Financial Corp. 2018 Equity Incentive Plan (filed as Annex A to the Registrant’s Definitive Proxy Statement for the Registrant’s 2018 Annual Meeting of Shareholders filed on April 30, 2018 (File No. 001-37747) and incorporated by reference herein).

4.5

Amendment to Medallion Financial Corp. 2018 Equity Incentive Plan (filed as Annex A to the Registrant’s Definitive Proxy Statement for the Registrant’s 2020 Annual Meeting of Shareholders filed on April 28, 2020 (File No. 001-37747) and incorporated by reference herein).

4.6

Amendment No. 2 to Medallion Financial Corp. 2018 Equity Incentive Plan (filed as Annex A to the Registrant’s Definitive Proxy Statement for the Registrant’s 2022 Annual Meeting of Shareholders filed on May 2, 2022 (File No. 001-37747) and incorporated by reference herein).

4.7

Amendment No. 3 to Medallion Financial Corp. 2018 Equity Incentive Plan (filed as Annex A to the Registrant’s Definitive Proxy Statement, as amended, for the Registrant’s 2025 Annual Meeting of Shareholders filed on April 30, 2025 (File No. 001-37747) and incorporated by reference herein).

5	Opinion of Willkie Farr & Gallagher LLP, counsel to the Registrant, as to the legality of the shares of Common Stock to be originally issued pursuant to the Plan (filed herewith).

23.1	Consent of Plante & Moran, PLLC (filed herewith).

23.2	Consent of Mazars USA LLP (filed herewith).

23.3	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5).

24	Power of Attorney (included in the signature page).

107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 7, 2025.

MEDALLION FINANCIAL CORP.

By:	/s/ Alvin Murstein
Alvin Murstein
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alvin Murstein and Andrew M. Murstein, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Alvin Murstein	Chairman of the Board of Directors	August 7, 2025
Alvin Murstein	and Chief Executive Officer (Principal Executive Officer)
/s/Anthony N. Cutrone	Executive Vice President and	August 7, 2025
Anthony N. Cutrone	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Andrew M. Murstein	President, Chief Operating Officer	August 7, 2025
Andrew M. Murstein	and Director
/s/ John Everets	Director	August 7, 2025
John Everets
/s/ Cynthia A. Hallenbeck	Director	August 7, 2025
Cynthia A. Hallenbeck

/s/ Brent O. Hatch	Director	August 7, 2025
Brent O. Hatch
/s/ Robert M. Meyer	Director	August 7, 2025
Robert M. Meyer
/s/ David L. Rudnick	Director	August 7, 2025
David L. Rudnick
/s/ Allan J. Tanenbaum	Director	August 7, 2025
Allan J. Tanenbaum